Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hudson Highland Group, Inc.
New York, New York

We consent to the incorporation by reference in the registration statement (Nos. 333-104210 and 333- 161170) on Form S-8 of Hudson Highland Group, Inc. of our report dated June 16, 2011, with respect to the statements of net assets available for benefits of the Hudson Highland Group, Inc. 401(k) Savings Plan as of December 31, 2010 and 2009 and the related statement of changes in net assets available for benefits for the year ended December 31, 2010, and related supplemental schedule, which report appears in the December 31, 2010 annual report on Form 11-K of the Hudson Highland Group, Inc. 401(k) Savings Plan.

/s/ KPMG LLP
New York, New York
June 16, 2011